SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4/A
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             BINGOGOLD.COM, INC.
          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         NEVADA                     454390               87-0542172
 (STATE OF INCORPORATION)    (PRIMARY STANDARD       (IRS EMPLOYER
                                INDUSTRIAL           INDENIFICATION
                              CLASSIFICATION              NUMBER)
                                CODE NUMER)

                        COMMISSION FILE NO.  033-90355

 #303-543 Granville Street, Vancouver, BC              V6C 1X8
 (Address of Principal Executive Offices)             (Zip Code)

           Shawn F. Hackman, Esq., 3360 W. Sahara, Suite 200, NV 89102
                    (Name and address of agent for service)

                               (702) 732-2253
       (Telephone number, including area code, of agent for service)

 The registrant statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities
 Act.


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                As soon as practicable after the effective date
                        of this Registration Statement.

 If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

 INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


         SUBJECT TO COMPLETION, DATED ____________________, 1999



                              OFFER TO EXCHANGE
      SHARES OF COMMON STOCK REGISTERED UNDER THE ACT, FOR ANY AND ALL
                     OUTSTANDING SHARES OF COMMON STOCK
                    WHICH HAVE NOT BEEN SO REGISTERED OF
                             BINGOGOLD.COM, INC.
                THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
    PACIFIC STANDARD TIME, ON ___________________, 1999, UNLESS EXTENDED

      BINGOGOLD.COM, INC. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (which constitutes the "Exchange Offer"), to exchange of common stock of the Company (the "Shares").

 SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said
Section 8(a), may determine.

# Of Shares         Offering Price       Total               Registration
 to be Registered   per Share            Capitalization      Fee

   7666667         $ .10                  766666              $286


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus is __________________, 1999



     The Company has not entered into any arrangement or understanding with any person to distribute the New Shares to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Shares in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Shares to be received in the Exchange Offer. Any person participating in the Exchange Offer who does not acquire the Exchange Shares in the ordinary course of business: (i) cannot rely on the above referenced no-action letters; (ii) cannot tender its Old Shares in the Exchange Offer; and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act.

    There has not previously been any active public market for the Shares. There can be no assurance that an active trading market for the New Shares will develop.

                              AVAILABLE INFORMATION
      The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Offer. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information With respect to the Company and the Exchange Offer, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected and copied without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street,
 Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference
 Section of the Commission upon payment of certain prescribed fees. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's web site (http://www.sec.gov.), which is maintained by the Commission and which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents previously filed with the Commission by Cofitras Entertainment, Inc. pursuant to the Exchange
 Act are incorporated by reference in this Prospectus: (i) COFITRAS'S Annual Report on Form 10-K for the year ended December 31, 1998.

      In addition, all documents filed by COFITRAS with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date and prior to the termination of the Exchange Offer contemplated hereby shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein or contained in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so odified or superseded.

      THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH
 ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, ON WRITTEN OR ORAL REQUEST, FROM BINGOGOLD.COM, INC.


                                     SUMMARY

       THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE FINANCIAL STATEMENTS AND
 THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES TO THE "COMPANY" MEAN BINGOGOLD.COM, INC. AND ITS SUBSIDIARIES.


                                   THE COMPANY

 GENERAL

      BINGOGOLD.COM, INC.

     The Company's principal executive offices are located at #303-543 Granville Street, Vancouver, BC, Canada V6C 1X8. The Company's telephone number is (604) 688-1844.


                               THE EXCHANGE OFFER

Popular Securities Offered..........  Up to 7,666,667 shares of registered common stock for
                               7,666,667 shares of unregistered
                               common stock of Bingogold.com, Inc.
                               See "Description of Shares."

 The Exchange Offer..........  The Company is offering to exchange 7,666,667 shares of registered common stock for
                               7,666,667 shares of unregistered
                               common stock of Bingogold.com, Inc.

 Federal Income Tax
 Considerations.............   The Exchange Offer will not result in any
                               income, gain or loss to the holders of Shares or the Company for federal income tax purposes. See "Federal Income Tax
                               Considerations."

 Use of Proceeds.............   There will be no proceeds to the Company from
                                the exchange of New Shares for the Old Shares pursuant to the Exchange Offer.

 Exchange Agent..............   Shawn F. Hackman, Esq. is serving as exchange
                                agent (the "Exchange Agent in connection with the Exchange Offer.


                    CONSEQUENCES OF EXCHANGING OR FAILURE TO
                EXCHANGE OLD SHARES PURSUANT TO THE EXCHANGE OFFER

      Generally, holders of Old Shares (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Shares for New Shares pursuant to the Exchange Offer may offer their New Shares for resale, resell their New Shares, and otherwise transfer their New Shares without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Shares are acquired in the ordinary course of the Holder's business, such holders have no arrangement with any person to participate in a distribution of such New Shares and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Shares. A broker-dealer who acquired Old Shares directly from the Company cannot exchange such Old Shares in the Exchange Offer.
 Each broker-dealer that receives New Shares for its own account in exchange for Old Shares must acknowledge that it will deliver a prospctus in connection with any resale of its New Shares. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Shares prior to offering or selling such New Shares. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Shares will not have any registration rights with respect to such non-tendered Old Shares, and accordingly, such old Shares will continue to be subject to the restrictions on transfer contained in the legend thereon. See "The Exchange Offer -Consequences of Failure to Exchange."


                        SUMMARY DESCRIPTION OF THE SHARES

 Issuer...................      BINGOGOLD.COM, INC.

 Securities Offered.......      7,666,667 shares of registered common stock
                                of Bingogold.com, Inc.

                                     RISK FACTORS

      Prospective participants in the Exchange Offer should take into account the specific considerations set forth under "Risk Factors" as well as the other information set forth in this Prospectus. See "Risk Factors."

      This prospectus and other reports and statements filed by the company from time to time with the commission (collectively, "commission filings") contain or may contain forward-looking statements, such as statements regarding the company's growth strategy and anticipated trends in the industries and economies in which the company operates. These forward-looking statements are based on the company's current expectations and are subject to a number of risks, uncertainties and assumptions relating to the company's operations and results of operations, competitive factors, shifts in market demand, and other risks and uncertainties, including in addition to those described below and elsewhere in this prospectus or any commission filing, uncertainties with respect to changes or developments in social, business, economic, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the company's contractors, customers, suppliers, competitors, stockholders, legislative, regulatory and judicial and other governmental authorities. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by the company in this prospectus or any commission filing. The company does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances. in addition to the other information contained in this prospectus, prospective investors should carefully consider the following risk factors in evaluating the company and its business before participating in the exchange offer.


                    CONSEQUENCES OF FAILURE TO EXCHANGE

      Upon consummation of the Exchange Offer, holders of Old Shares that did not tender their Old Shares will not have any exchange rights under the Registration Rights Agreement with respect to such non-tendered Old Shares and, accordingly, such Old Shares will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Shares may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

      Based on interpretations by the staff of the Commission with respect to similar transactions, the Company believes that the New Shares issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder of such New Shares (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Shares are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Shares and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Shares. A broker-Dealer who acquired Old Shares directly from the Company cannot exchange such Old Shares in the Exchange Offer. Each brokerdealer that receives New Shares for its own account in exchange for Old Shares must acknowledge that it will deliver a prospectus in connection with any resale of its New Shares. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Shares received in exchange for the Old Shares acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a certain period of time after the Exchange Date or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution." The New Shares may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Company is required, under the Registration Rights Agreement, to register the New Shares in any jurisdiction requested by the holders, subject to certain limitations.


        EFFECTS OF THE ECONOMY ON THE COMPANY'S INTERNET BUSINESS

      The Company's business is impacted by the economic factors which affect the internet industry. When such factors adversely affect the internet industry, they tend to reduce the overall demand for internet sites and products. There can be no assurance that economic and other factors which may affect the internet industry will not have an adverse impact on the Company's business, financial condition or results of operations.


                          GOVERNMENT REGULATION

      The internet industry is highly regulated in the United States by the FCC and in other country by similar agencies. Further, there can be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have a material adverse effect on the Company's business, financial condition or results of operations.


                      FLUCTUATIONS IN OPERATING RESULTS

      The Company's operating results are affected by many factors, including the timing of orders from large customers, the timing of expenditures to purchase inventory in anticipation of future sales, the timing of bulk inventory purchases. A large portion of the Company's operating expenses are relatively fixed. Since the Company typically does not obtain long-term purchase orders or commitments from its customers, it must anticipate the future volume of orders based upon the historic purchasing patterns of its customers and upon its discussions with its customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on the Company's business, financial condition or results of operations.


              RELIANCE ON EXECUTIVE OFFICERS AND KEY EMPLOYEES

      The continued success of the Company is dependent to a significant degree upon the services of its executive officers and upon the Company's ability to attract and retain qualified personnel experienced in the various phases of the Company's business. The ability of the Company to operate successfully could be jeopardized if one or more of its executive officers were unavailable and capable successors were not found.
 The Company does not maintain "key person" life insurance on the lives of its executive officers. See "Management."


                                COMPETITION

      The markets for the Company's product and services are extremely competitive, and the Company faces competition from a number of sources. Certain of the Company's competitors have substantially greater financial and other resources than the Company. There can be no assurance that competitive pressures will not materially and adversely affect the Company's business, financial condition or results of operations. See "Business--Competition."


                 ABSENCE OF A PUBLIC MARKET FOR THE SHARES

      The New Shares will constitute a new issue of securities with no established trading market. Accordingly, no assurance can be given that an active public or other market will develop for the New Shares or as to the liquidity of or the trading market for the New Shares. If a trading market does not develop or is not maintained, holders of the New Shares may experience difficulty in reselling the New Shares or may be unable to sell them at all. If a market for the New Shares develops, any such market may be discontinued at any time.

      If a public trading market develops for the New Shares, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities.


                               THE EXCHANGE OFFER
                   PURPOSE AND EFFECT OF THE EXCHANGE OFFER

       Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Shares issued pursuant to the Exchange Offer in exchange for Old Shares may be offered for resale, resold and otherwise transferred by any holder of such New Shares (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Shares are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Shares and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Shares. A broker-dealer who acquired Old Shares directly from the Company can not exchange such Old Shares in the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Shares cannot rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
 Each broker-dealer that receives New Shares for its own account in exchange for Old Shares, where such Old Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Shares. See "Plan of Distribution."


                        TERMS OF THE EXCHANGE OFFER

      Upon the terms and subject to the conditions set forth in this Prospectus (which together constitute the Exchange Offer), the Company will accept any and all Old Shares validly tendered and not withdrawn prior to 5:00 p.m., Pacific Standard time, on the Expiration Date (as defined herein). The Company will issue a principal amount of New Shares in exchange for an equal principal amount of outstanding Old Shares tendered and accepted in the Exchange
 Offer. Holders may tender some or all of their Old Shares pursuant to the Exchange Offer. The date of acceptance for exchange of the Old Shares for the New Shares (the "Exchange Date") will be the first business day following the Expiration Date or as soon as practicable thereafter.

        The terms of the New Shares and the Old Shares are substantially identical in all material respects.
      As of the date of this Prospectus, 7,666,667 of the Old Shares are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Shares. Holders of Old Shares do not have any appraisal or dissenters' rights under state law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Shares which are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to be subject to transfer restrictions.

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, on the Exchange Date the Company will accept all Old Shares properly tendered and not withdrawn and will issue New Shares in exchange therefor. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Shares for exchange when, as and if the
 Company had given oral or written notice thereof to the Exchange
 Agent.
 The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Shares from the Company.

      Holders who tender Old Shares in the Exchange Offer will not be required to pay brokerage commissions or fees on, transfer taxes with respect to the exchange of Old Shares pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer.
 See "Fees and Expenses" below.


                               EXCHANGE AGENT

      Shawn F. Hackman, Esq., has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and should be directed to the Exchange Agent addressed as follows:

 By Registered or Certified Mail, by hand or by Overnight Courier:

 Shawn F. Hackman, Esq.
 Shawn F. Hackman, a P.C.
 3360 West Sahara Avenue, Suite 200
 Las Vegas, Nevada  89102

 By Facsimile:
 Shawn F. Hackman, Esq.
 (702) 940-4006

 Confirm by Telephone:
 (702) 732-2253


      DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR
 TRANSMISSION OF
 INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.


                            FEES AND EXPENSES

      The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers, regular employees or agents of the Company and its affiliates.


      The Company has not retained any dealer-manager in connection with the
 Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-ofpocket expenses in connection therewith and will pay the reasonable fees and expenses of holders in delivering their Old Shares to the Exchange Agent.

      The cash expenses of the Company to be incurred in connection with the
 Company's performance and completion of the Exchange Offer will be paid by the
 Company. Such expenses include fees and expenses of the Exchange
 Agent and
 Trustee, accounting and legal fees and printing costs, among others.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Shares pursuant to the Exchange Offer. If, however, certificates representing New Shares or Old Shares for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Shares tendered, or if tendered Old Shares are registered in the name of any person other than the person signing, if a transfer tax is imposed for any reason other than the exchange of Old Shares pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted the amount of such transfer taxes will be billed directly to such tendering holder.


                     CONSEQUENCES OF FAILURE TO EXCHANGE

      Upon consummation of the Exchange Offer, holders of Old Shares that were not prohibited from participating in the Exchange Offer and did not tender their Old Shares will not have any further exchange rights under the with respect to such nontendered Old Shares and, accordingly, such Old Shares will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Shares may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.


      Based on interpretations by the staff of the Commission with respect to similar transactions, the Company believes that the New Shares issued pursuant to the Exchange Offer in exchange for Old Shares may be offered for resale, resold and otherwise transferred by any holder of such New Shares (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Shares are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Shares and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Shares. If any holder has any arrangement or understanding with respect to the distribution of the New Shares to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the Commission and
 (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Shares for its own account in exchange for Old Shares must acknowledge that it will deliver a prospectus in connection with any resale of its New Shares. See "Plan of Distribution." The New Shares may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with.


                                 OTHER

      Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Shares are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    Upon consummation of the Exchange Offer, holders of the Old Shares that were not prohibited from participating in the Exchange Offer and did not tender their Old Shares will not have any exchange rights with respect to such non-tendered Old Shares and, accordingly, such Old Shares will continue to be subject to the restrictions on transfer contained in the legend thereon.


      The Company has not entered into any arrangement or understanding with any person to distribute the New Shares to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the
 New Shares in it ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the
 New Shares to be received in the Exchange Offer. In this regard, the
 Company will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resale, any holder using the Exchange Offer to participate in a distribution of New Shares to be acquired in the registered Exchange Offer (i) may not rely on the staff position enunciated in Morgan Stanley and Co. Incorporated (available
 June 5, 1999) and Exxon Capital Holdings Corporation (available May 13, 1988) similar letters and (ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.


                            ACCOUNTING TREATMENT

    The New Shares will be recorded at the same carrying value as the Old Shares as reflected in the Company's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the New Shares.


              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS

      Bingogold.com, Inc. (the "Company") was organized as a Nevada corporation on April 26, 1995. The Company is principally in the internet and entertainment business. Certain statements in the Report are forward-looking. Actual results of future events could differmaterially.

      The following discussion of the financial condition and results of operations of the Company relates to the six (3) months ended
 June 30, 1999 and 1998 and the nine (9) months ended September 30,
 1999 and
 1998, and should be read in conjunction with the financial statements and notes thereto included elsewhere in this Report.


                    LIQUIDITY AND CAPITAL RESOURCES

    The Company has made no commitments that would require any material increase in capital resources. The Company's financial condition has not been affected by the modest inflation of the recent past. The Company believes that future inflation, if any, would not materially affect the results of operations, other than interest rates on the line of credit which are based on a floating rate over prime would be higher. Also the values and rental rates on the Company's real estate could be affected by future inflation, in any.

      The Company's operating results are affected by many factors, including the timing of orders from large customers, the timing of expenditures to purchase inventory in anticipation of future sales, the timing of bulk purchases. A small portion of the Company's operating expenses are relatively fixed. Since the Company typically does not obtain long-term purchase orders or commitments from its customers, it must anticipate the future volume of orders based upon the historic purchasing patterns of its customers and upon its discussions with its customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on the Company's business, financial condition and results of operations.

       The Company and GAMEWEAVER are co-registrants of the Company's
 Registration Statement on Form S-4, of which this Prospectus forms a part. As a result, the Company and GAMEWEAVER will become subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") upon the effectiveness of the Registration Statement.

      So long as the factors set forth in the paragraph immediately above remain true and correct, under applicable SEC rules and regulations, the
 Company believes that GAMEWEAVER will not need to individually comply with the reporting requirements of the Exchange Act, nor will the Company have to include separate financial statements and other disclosures concerning each of the Subsidiary Guarantors in its Exchange Act reports.


                                    BUSINESS

 RECENT DEVELOPMENTS

 None.


                             DESCRIPTION OF BUSINESS

 Industry/Marketing Overview

 One of the fastest growing segments of the Internet continues to be the Entertainment Industry. By providing high quality, innovative games in addition to content, tied in with a strong Loyalty Program, the Company intends to attract and retain Members.

 Combining the strong Loyalty Program with a Permission E-Mail program Gameweaver believes that it may strengthen even further the relationship that it builds with Members in addition to strengthening the quality of service that it provides to its advertisers and sponsors. A recent study by LMT Strategies found that more than half of the e-mail users feel positively about permission marketing and that nearly three quarters of users respond to permission e-mail with some frequency. Additionally, it was found that Permission E-Mail marketing was five times more cost effective than direct mail and 20 times more effective than Web banners. Furthermore, the study found that properly constructed Permission E-Mail campaigns increased loyalty amongst recipients.

 Online Direct Marketing

 Various forms of online direct marketing to generate sales of products or services are engaged in by business operating in the electronic commerce market place. Direct marketing is advertising that is intended to generate a specific response or action from a targeted group of consumers. Examples of traditional forms of direct marketing include catalog mailings, magazine inserts and telecasters. According to the Direct Marketing Association, 1998 direct marketing advertising commitments to totaled $163 billion in the United States alone. E-Mail and web-based promotion are the typical forms of online direct marketing. The particular attraction of online direct marketing to advertisers is that they can use tools that are not available in traditional media, such as measurements of click-through rates and one-click response to email offers. These tools provide the advertisers with near immediate feedback regarding their marketing campaigns, permitting them to tailor new messages and targeted offers.

 Corporate Objectives and Strategy

 The Company objective is to become a leading provider of online direct marketing and loyalty programs, establishing a niche, providing high quality entertainment in the form of unique games and gaming to create site loyalty, coupled with a point system to enhance the loyalty of the sites, reinforcing visitors to return to the site. The Company's strategy is to acquire and/or license additional unique games to enhance the uniqueness and quality of this entertainment and content of the sites while integrating targeted email; and web-based direct marketing offers with online loyalty programs to create valuable benefits for both our consumer members and our business partners. Using this strategy provides the consumers the opportunity to earn rewards by playing, participating and responding to online offers and providing business with online customer acquisition and retention tools.

 EMPLOYEES

      The Company has no full time employees.

 DESCRIPTION OF PROPERTY

      None.


 GOVERNMENT REGULATION AND TRACEABILITY

      The internet industry is highly regulated in the United States by the FCC and in other country by similar agencies. Further, there can be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have a material adverse effect on the Company's business, financial condition or results of operations.


                     PROPOSED MERGER WITH GAMEWEAVER

      On November 5, 1999, the Company entered into the Merger
 Acquisition Agreement with GAMEWEAVER.  Pursuant to the
 Agreement, upon consummation of the Merger Acquisition, GAMEWEAVER will become a wholly-owned subsidiary of the Company.

      Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each share of GAMEWEAVER Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive, and will be exchangeable for one (1) share of the Company's Common Stock. Based on 7,666,667 shares of GAMEWEAVER common stock outstanding at September 24, 1999 the Company will issue 7,666,667 shares of its authorized but unissued stock in the Merger which will represent 68% of the total shares of Common Stock to be outstanding immediately following the Merger.

      Consummation of the Merger is subject to the satisfaction of a number of conditions, including the approval of the Merger by the shareholders of GAMEWEAVER and the Company. In connection with the execution of the Merger Agreement, holders of GAMEWEAVER common stock owning in excess of 51% of GAMEWEAVER's outstanding common stock entered into an agreement to vote their shares in favor of the Merger. On the same date, shareholders of the Company holding in excess of 51% of the Company's common stock entered into a voting agreement to vote their shares in favor of the Merger.

    The Company believes that the Merger will create a combined entity that should help the Company achieve the strategic goals which it has established.

                                         MANAGEMENT
 BOARD OF DIRECTORS

      The Articles of Incorporation and By-laws of the Company presently provide for a Board of Directors.

 NAME                    Age         POSITION(S)

 Brian W. Ransom         37          President, Secretary and
                                     Treasurer


 COMPENSATION OF DIRECTORS

     There is no annual retainer fee for the directors. Directors are entitled to reimbursement for costs related to attendance at meetings and travel.


 EXECUTIVE OFFICERS

      The following list reflects the executive officers of the Company, as of this date, the capacity in which they serve the Company, and when they assumed office:


 BUSINESS EXPERIENCE

 Brian W. Ransom, Age 37, President since 1998. From 1991 until he joined us, Mr. Ransom acted as an independent consultant to and negotiator for North American and European companies. He consulted on matters relating to corporate structuring, corporate finance, foreign exchange and interest rate risk control management and negotiation of strategic relationships between coroporations and governments. Mr. Ransom has been rsponsible for the management of a $1.5 billion loan portfolio of two Canadian mutual fund companies, an international fiduciary, as well as the boards of software and manufacturing firms.


 FAMILY RELATIONSHIPS

      There are no family relationships between or among any of the directors and executive officers of the Company.


 EXECUTIVE COMPENSATION

      No executive compensation has been paid to any of the officers and directors.


 EMPLOYMENT AGREEMENTS

      The company does not currently have any employment agreements with any of its employees.


                              PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of the date of this Prospectus, certain information regarding the Company Common Stock, owned of record or beneficially by (i) each person who owns beneficially more than 5% of the outstanding the Company Common Stock;
 (ii) each of the Company directors and named executive officers;
 and
 (iii) all directors and executive officers of the Company as a group.
 Unless otherwise specified, the address for each beneficial owner is
 c/o BINGOGOLD.COM, INC., #303-543 Granville Street, Vancouver, BC
 V6C 1X8.


 Name and Address                  Amount and Nature
 Percent
 of Beneficial Holder              of Beneficial
 Ownership

 Brian W. Ransom                        -0-                    0.0%
 #303-543 Granville Street
 Vancouver, BC  V6C 1X8


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      There are no relationships related transactions reportable under this section.


 DESCRIPTION OF OTHER INDEBTEDNESS

      None.


                                BINGOGOLD.COM, INC.
                                   BUSINESS

 BUSINESS DESCRIPTION

 Historical Data

          Bingogold.com, Inc. (the "Company or "Registrant") was incorporated on January 26, 1986 as Vantage, Inc., a Nevada corporation. In 1995, the Company changed its name from Vantage, Inc. to Cofitras Entertainment, Inc. and in 1999 changed its name from
 Cofitras Entertainment, Inc. to Bingogold.com, Inc.

          In February 1987, the Company closed an initial public offering under the then Rule S-18 Registration format which generated gross proceeds of $175,650. It appears from historical records that the Company was intended as what is sometimes known as a "Blind Pool" offering. That is, management had broad discretion to enter into initially undesignated business activities and employ the proceeds of the offering for those purposes without further shareholder approval.

          In 1988, the Company appears to have entered a "Reverse
 Acquisition" with a stock brokerage firm known as StonePointe
 Financial Services, but which acquisition was fully rescinded by 1989.

          In March 1990, the Company entered into a purchase agreement under which the Company acquired a United States patent dealing with a roof mount for a disk antenna, a patent filed for an antilightning direct burial satellite cable, and certain contracts relating to the patent in exchange for shares of restricted voting common stock which represented a controlling interest in the Company. In December 1990, the Company entered into an exclusive license agreement with a wire manufacturer to manufacture and sell the cable. Thereafter, Company management determined that it would seek other business opportunities due to the lack of sales of its satellite business. No material revenues have been received by the Company from the cable T.V. related technology and the Company now regards the technology as obsolete and of no further value.

          In September 1992, shares of the Company's outstanding common stock were sold pursuant to an Agreement of Purchase and
 Sale of Common Stock. The sale of the shares resulted in a change in the control of the Company.

          The acquiring shareholders transferred various media and entertainment production rights for the majority share acquisition. These media license rights expired in 1993 and the Company has continued after that date without any material assets or business purposes.

          In November 1992, the Company's Board of Directors, as part of the foregoing acquisition, declared a 1 for 5 reverse stock split of its outstanding common stock (no other Company securities were outstanding on the date of the split). All references to shares outstanding herein have been adjusted to reflect the effect of this reverse split, as well as the subsequent reverse split described below, on a retroactive bases.

          Since 1993, the Company has essentially existed as an inactive reporting company without any material assets or business activities. This type of company is commonly referred to as a "public shell" corporation. It should also be noted that for much of the period subsequent to 1993 to the present, management has consisted of a single officer/director. The most recent sole officer/director has been Ms. Christine Green who served from the period of approximately April, 1998 to November, 1998.

          As previously reported in a December 1998 8-K Filing, the Company entered into an agreement for an acquisition of the majority of its outstanding shares in November, 1998. The substance of this November 30, 1998 agreement, which was finally closed as of March 5, 1999, can be outlined as follows:

          1. The Company agreed, effective November 30, 1998, to reverse split its shares on a sixty-to-one (60:1) ratio which essentially resulted in approximately 984,025 shares being deemed to be issued and outstanding.

          2. The Company agreed to issue 8,000,000 reverse split shares to a group of private investors, acting though Mr. Dennis Madsen as their agent, for payment of $30,000 to the Company (subsequently loaned to Ms. Green with obligation now assumed by Mr. Madsen) and a commitment to acquire the majority of the issued and outstanding shares. Mr. Dennis Madsen subsequently became the Secretary/Treasurer of the Company and his son, Damon Madsen, became the President pursuant to the majority share acquisition.

          3. The November 30, 1998 agreement also provided that within 100 days of the agreement, the new shareholders now holding the majority shares pursuant to the November 30, 1998 agreement would acquire from the prior principal shareholder, Eversfield Corporation, acting through its principal agent and attorney in fact, Christine Green, approximately 80% of the otherwise issued and outstanding stock of the Company consisting of approximately 787,200 reverse split shares. This secondary acquisition was completed as of March 5, 1999 as earlier reported.

          4. Ms. Christine Green agreed to conditionally resign on November 30, 1998 pending the completion of the final share acquisition in March, 1999 and voted her majority share position, on behalf of Eversfield Corporation, for the election of Mr. Damon Madsen as a Director, Mr. Gregory Stringham as a Director, and Mr. Dennis Madsen as a Director. These directors, as elected, then appointed themselves as the officers of the
 Company with Mr. Damon Madsen as  President, Mr.   Gregory
 Stringham  as Vice-President,   and  Mr.   Dennis   Madsen  as
 Secretary/Treasurer. This resignation became irrevocable pursuant to the closing on March 5, 1999.

          5. A Notice to Shareholders explaining these transactions, including the completion of the majority share acquisition and reverse split, was mailed to all shareholders of record on or about April 10, 1999, a copy of which is attached to this 10-KSB filing as an Exhibit.

          The net capital gained by the corporation from this transaction is a note payable by Mr. Dennis Madsen to Coftrias (Note Receivable to the Company) for $30,000. Mr. Madsen has advanced a repayment of approximately $2,350 to date on this note for costs related to filing and other securities matters. The note requires repayment to be made no later than December 31, 1999. In the interim, Mr. Dennis Madsen has commited to pay funds as required by the Company. It is anticipated, based upon representations of Mr. Madsen, that the note will be fully paid in a timely manner. For accounting purposes, this $30,000 obligation will be treated as additional capital to be contributed.

          New management is presently engaged in attempting to find suitable merger/acquisition or joint venture candidates for an appropriate business purpose for the corporation. However, no agreement in principle has been entered as to any such merger, acquisition, or other business venture. The Company will file the appropriate 8-K notice when, or if, such an agreement is reached in principle.

                           Business of Issuer

          The Company has no current business operations. The Company's business plan is to seek one or more potential business ventures, such as a merger or acquisition, that, in the opinion of management, may warrant involvement by the Company. The Company recognizes that because of its limited financial, managerial and other resources, the type of suitable potential business ventures which may be available to it will be extremely limited. The Company's principal business objective will be to seek long-term growth potential in the business venture in which it participates rather than to seek immediate, short-term earnings. In seeking to attain the Company's business objective, it will not restrict its search to any particular business or industry, but may participate in business ventures of essentially any kind or nature. It is emphasized that the business objectives discussed are extremely general and are not intended to be restrictive upon the discretion of management.
          The Company will not restrict its search for any specific kind of firms, but may participate in a venture in its preliminary or development stage, may participate in a business that is already in operation or in a business in various stages of its corporate existence. It is impossible to predict, at this stage, the status or terms of any venture in which the Company may participate, in that the venture may need additional capital, may merely desire to have its shares publicly traded, or may seek other perceived advantages which the Company may offer. In some instances, the business endeavors may involve the acquisition or merger with a corporation which does not need substantial additional cash, but which desires to establish a public trading market for its common stock.

          There is no assurance that the Company will be able to successfully identify and negotiate a suitable potential business venture.

          The Company has no employees. The Company presently maintains its business office at #303-543 Granville Street, Vancouver, BC V6C 1X8.

 BOARD OF DIRECTORS

 Name                         Age        Position(s)

 Richard D. Wilk              52        President, Secretary and
                                        Treasurer

                            MANAGEMENT

 Richard D. Wilk, Age 52, President, Secretary and Director. From 1973 through 1996 Mr. Wilk has been employed by IBM Canada Ltd.
 Mr. Wilk was a vital part of the development of yearly sales plans for OEM HW/SW products.

 Mr. Wilk brings to the Company more than 25 years of experience within the computer, Internet, and gaming industry. Prior to his appointment as CEO of BingoGold, Mr. Wilk work as a marketing director/manager for a number of high profile companies where he consistently surpassed sales quotas adding to the growth and success of each company.


 TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Shares, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law.


FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes all material United States federal income tax consequences to U.S. Holders and Non U.S. Holders of owning and disposing of the Shares. Hereinafter, the terms "U.S. Holder" and "Non-U.S. Holder" refer, respectively, to holders of Shares that are or are not classified as United States persons for United States federal income and estate tax purposes. A holder that does not know whether such holder is a U.S. person or Non-U.S. person should consult their own tax advisor.

      This discussion does not purport to deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. It is, based upon the provisions of existing law on the date hereof, including, in particular, the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and other administrative and judicial interpretations thereof, all of which are subject to change at any time, with or without retroactive effect. This discussion is limited to initial purchasers who hold the Shares as capital assets within the meaning of
 Section 1221 of the
 Code.
    This discussion also does not address the tax consequences to Non-U.S. Holders that are subject to United States federal income tax on a net basis on income realized with respect to a Note because such income is effectively connected with the conduct of a United States trade or business. Such Non-U.S. Holders are generally taxed in a similar manner to U.S. Holders, but certain special rules do apply. This discussion is for general information only and does not address all of the tax consequences that may be relevant to particular initial purchasers in light of their circumstances or to certain types of initial purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a Note). This summary discusses the tax considerations applicable to the initial purchasers of the Shares who purchase the Shares at their "issue price" as defined in Section 1273 of the Code and does not discuss the impact of ownership of the Shares on subsequent owners.
 The Company has not sought a ruling from the Internal Revenue
 Service
 ("IRS") with respect to the matters discussed herein and there is no assurance that the IRS will agree with this discussion or the conclusions stated herein.


      PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE,
 OWNERSHIP AND DISPOSITION OF THE SHARES, INCLUDING THE
 APPLICABILITY OF ANY
 FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY
 CHANGES (OR
 PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS
 THEREOF.


 U.S. HOLDERS

      GENERALLY. As used herein, the term U.S. Holder means a person who is considered to be a U.S. resident for federal income tax purposes, or a person who is considered to be domiciled in the U.S. for federal estate and gift tax purposes. A person other than a U.S. Holder is referred to herein as a Non-U.S. Holder.


      DISPOSITION OF SHARES. In general, a U.S. Holder of a Note will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Note measured by the difference between the amount of cash and fair market value of other property received (except to the extent attributable to the payment of accrued interest) and the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a
 Note generally will equal the cost of the Note to the U.S. Holder. With respect to non-corporate U.S. Holders, the gain or loss on such disposition of Shares will be a long-term capital gain or loss taxed if Shares have been held at the time of such disposition as capital assets for more than one year but not more than 18 months at a rate no higher than 28% or if held more than 18 months at a rate no higher than 20% and as a short-term capital gain or loss if the Shares have been held for not more than 12 months.


 NON-U.S. HOLDERS

      GAIN ON DISPOSITION OF SHARES. A Non-U.S. Holder will not be subject to
 United States federal income tax by withholding or otherwise on gain realized on the disposition of a Note unless the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States.

     EFFECTIVELY CONNECTED INCOME. To the extent that interest income or gain on the disposition of Shares is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, such income will be subject to United States federal income tax at the same rates generally applicable to United States persons. Additionally, in the case of a non-U.S. Holder which is a corporation, such effectively connected income may be subject to the United States branch profits tax at the rate of 30%.
 Effectively connected interest may be subject to withholding unless a properly completed IRS Form 4224 is delivered to the payor.


      ESTATE TAX. Shares held at the time of death by an individual
 Non-U.S.
 Holder will not be subject to United States estate tax, provided that at such time, (i) such Non-U.S. Holder did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, and (ii) the Shares were not held in connection with such
 Non-U.S. Holder's trade or business in the United States.

      TREATIES. Applicable treaties between the United States and a country in which a Non-U.S. Holder is a resident may alter the tax consequences described above.


 EXCHANGE OFFER

    For federal income tax purposes, the exchange of Old Shares for New
 Shares pursuant to the Exchange Offer will not result in recognition of gain or loss by U.S. Holders of Shares.


                             PLAN OF DISTRIBUTION

      Each broker-dealer that receives New Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Shares. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Shares received in exchange for Old Shares acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of one year after the Expiration Date or until all participating broker-dealers have so resold. Any such broker-dealer who intends to use this
 Prospectus in connection with the resale of New Shares received in exchange for
 Old Shares pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is such a broker-dealer.

      The Company will not receive any proceeds from the issuance of the New Shares offered hereby or from any sale of New Shares by broker-dealers. New Shares received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Shares or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concession from any such broker-dealer and/or the purchasers of any New Shares. Any broker-dealer that resells New Shares that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of New Shares may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of New Shares and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

        The Company has not entered into any arrangement or understanding with any person to distribute the New Shares to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New
 Shares in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Shares to be received in the Exchange Offer.


                                LEGAL MATTERS

    The validity of the New Shares will be passed upon for the Company by Shawn F. Hackman, Esq., attorney at law.


                                SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                      GAMEWEAVER


 Dated: December 10, 1999             By:/s/ Richard D. Wilk
                                      Richard D. Wilk, President
                                      Treasurer and Secretary
                                      and Director




                                EXHIBIT INDEX

 Exhibit       Description
 Method of
 Number
 Filing

 10.1         Acquisition Agreement                          See
 Below

 5.1          Legality Re: Opinion                           See
 Below

 13.1         Financials Statements
 Incorporated
                                                             by
 reference

 27.1         Financial Data Schedule
 Incorporated
                                                             by
 reference





       EX-10.1
           2
              ACQUISITION AGREEMENT




                           ACQUISITION AGREEMENT

   Agreement dated as of November 5, 1999 between BingoGold.com, Inc., Inc., a Nevada corporation ("Buyer") on behalf of its shareholders, and Game Weaver, Inc., a Nevada corporation (" Seller") on behalf of its shareholders.

   The parties wish to provide for Seller's sale of the Shares to Buyer and Buyer 's purchase of the Shares from Seller on the terms and conditions of this Agreement.

  The parties agree as follows:

        1.The Acquisition.

           1.1 Purchase and Sale Subject to the terms and conditions of this Agreement, at the Closing to be held as provided in Section
              2, Seller shall sell the Shares to Buyer, and Buyer shall
              purchase the Shares from Seller, free and clear of all
              Encumbrances. Buyer shall change its name to GameWeaver.com,
              Inc..

 1.2 Purchase Price. Purchaser will exchange 7,666,667 shares of its restricted common stock for all of the outstanding capital stock or ownership interest of Game Weaver, Inc.. It is anticipated that this transaction is a non taxable share exchange under Rule 368 of the Internal Revenue Code.
        2.   The Closing.


         2.1 Place and Time.The closing of the sale and purchase of the Shares (the "Closing") shall take place at the offices of Shawn Hackman, Esq. 3360 W. Sahara #200, Las Vegas, NV 89102
              no later than the close of business (Las Vegas
             time) on 11/5/99, or at such other place, date
              and time as the parties may agree in writing.

          2.2 Deliveries by Seller. At the Closing, Seller shall deliver the following to Buyer:

              (a) Certificates representing the Shares, duly endorsed for transfer to Buyer and accompanied by any applicable stock
                transfer tax stamps; Seller shall cause
 BingoGold.com, Inc., to
                change those certificates for, and to deliver to Buyer at the
                Closing, a certificate representing the Shares registered in the name of Buyer (without any legend or other reference to any
                Encumbrance).

              (b)  The documents contemplated by Section 3.

              (c) All other documents, instruments and writings required by this Agreement to be delivered by Seller at the Closing and any other documents or records relating to Game Weaver, Inc.'s business reasonably requested by Buyer in
                   connection with this Agreement.

          2.3 Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Seller:

              (a)  The shares as contemplated by section 1.

              (b)  The documents contemplated by Section 4.

              (c) All other documents, instruments and writings required by this Agreement to be delivered by Buyer at the Closing.

              (d)  A legal opinion certifying the Buyer
 representatives and
                   warranties.

        3.  Conditions to Buyer 's Obligations.

    The obligations of Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer:

          3.1 Representations, Warranties and Agreements.

              (a)The representations and warranties of Seller
                 set forth in this Agreement shall be true and
                complete in all material respects as of the
                 Closing Date as though made at such time, (b) Seller shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing and (c) Buyer shall have received a certificate to that effect signed by an authorized representative of Seller.

          3.2 Resignations of Directors. All directors of BingoGold.com, Inc., Inc. and its Subsidiaries whose resignations shall have been requested by Buyer not less than ten Business Days before the Closing Date shall have submitted their resignations or been removed effective as of the Closing Date.

        4. Conditions to Seller 's Obligations.

    The obligations of Seller to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:

          4.1 Representations, Warranties and Agreements.

          (a) The representations and warranties of Buyer set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, (b)
             Buyer shall have performed and complied in all
              material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing and (c) Seller shall have received a certificate to that effect signed by an officer of Buyer.

        5. Representations and Warranties of Seller.

    Seller represents and warrants to Buyer that, to the Knowledge of Seller (which limitation shall not apply to Section 5.3), and except as set forth in the Disclosure
    Letter:

          5.1 Organization of Seller; Authorization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Seller and this Agreement constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

         5.2 Conflict as to Seller: Neither the execution and delivery of this Agreement nor the performance of Buyer's obligations hereunder will (a) violate any provision of the certificate of incorporation or by-laws of Seller or (b) violate any statute or law or any judgement, decree, order, regulation or rule of any court or other Governmental Body applicable to Seller.

          5.3 Ownership of Shares. The delivery of certificates to Buyer and the payment to Seller will result in Buyer's immediate acquisition of record and beneficial ownership of the Shares, free and clear of all
 Encumbrances. There are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any Equity Securities or other securities of Game Weaver, Inc.

          5.4 Title to Properties. Either Game Weaver, Inc. or one of its
              Subsidiaries owns all the material properties and assets that they purport to own (real, personal and mixed, tangible and intangible), including, without limitation, all the material properties and assets reflected in the Balance Sheet
 (except for
              property sold since the date of the Balance Sheet in the ordinary course of business or leased under capitalized leases), and all the material properties and assets purchased or otherwise
              acquired by Game Weaver, Inc.. or any of its Subsidiaries since the date of the Balance Sheet.

          5.5  Buildings, Plants and Equipment. The buildings,
 plants,
              structures and material items of equipment and other
 personal
              property owned or leased by Game Weaver, Inc..   or
 its
              Subsidiaries are, in all respects material to the business or financial condition of Game Weaver, Inc. and its Subsidiaries, taken as a whole, in good operating condition and repair
              (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which they are being used.

 5.6 Absence of Certain Changes. Since the date of the Balance Sheet, neither Game Weaver, Inc. nor any of its Subsidiaries has:
                (a)   suffered the damage or destruction of
                 any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of Game Weaver, Inc. and its Subsidiaries, taken as a whole, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

              (b)made any change or amendment in its
                 certificate of incorporation or by-laws, or other governing instruments;

              (c)issued or sold any Equity Securities or other
                 securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity Securities, reclassified, split-up or otherwise changed any such Equity Security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

              (d)paid, discharged or satisfied any material
                 claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

              (e)prepaid any material obligation having a
                 maturity of more than 90 days from the date such obligation was issued or incurred;

              (f)cancelled any material debts or waived any
                 material claims or rights, except in the
                ordinary course of business;

          5.8No Material Adverse Change. Since the date of the
              Balance Sheet, there has not been any material adverse change in the business or financial condition of Game Weaver, Inc. and its Subsidiaries taken as a whole, other than changes resulting from economic conditions prevailing in the United States.

          5.9Brokers or Finders. Seller has not employed any
              broker or finder or incurred any liability for
             any brokerage or finder's fees or commissions or
              similar payments in connection with the sale of
              the Shares to Buyer.

          5.10 Transactions with Directors and Officers. Game Weaver, Inc. and its Subsidiaries do not engage in business with any Person (other than Seller) in which any of Game Weaver, Inc.'s directors or officers has a material equity interest. No director or officer of Game Weaver, Inc. owns any property, asset or right which is material to the business of Game Weaver, Inc. and its Subsidiaries, taken as a whole.

        6.Representations and Warranties of Buyer.

    Buyer represents and warrants to Seller as follows:

          6.1Organization of Buyer; Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Buyer and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

          6.2Brokers or Finders. Buyer has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with any of the transactions contemplated hereby.

          6.3 Purchase for Investment. Buyer is purchasing the shares solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

 6.4 Conflict as to Buyer. Neither the execution and delivery of this Agreement nor the performance of Buyer's obligations hereunder will (a) violate any provision of the certificate of incorporation or by-laws of Buyer or (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Buyer.

 6.5 Buyer is a publicly traded company which trades on the OTC:BB. Buyer has properly filed all documentation with the SEC, NASD or other applicable bodies necessary to become and remain a publicly traded company.

 6.6 There are no pending or threatened legal or regulatory claims, demands or liabilities of any kind or nature against buyers of it assets.

 6.7 Buyer has filed all federal, state and local income or other tax returns as required by law, and has paid all taxes which are due, and has no tax delinquencies of any kind.

 6.8 There are currently 2,994,672 shares issued and outstanding in Buyer. The shares, when issued were properly distributed under applicable securities laws, and Buyer has taken no action to cause said stock to lose its trading status. There are no warrants, option agreements or pending subscription agreements whereby Buyer is obligated to issue any additional stock to any person.

 6.9 Upon closing, buyers shareholders will receive a controlling interest in and complete management control over Seller by virtue of their stock ownership, and there are no shareholder rights or agreements, or other legal impediments to the transfer of management control of Sellers.

        7. Access and Reporting; Filings With Governmental
           Authorities.

          7.1 Access. Between the date of this Agreement and the Closing Date, Seller shall, and shall cause Game Weaver, Inc. to, (a) give Buyer and its authorized representatives reasonable access to all plants, offices, warehouse and other facilities and properties of Game Weaver, Inc. and its Subsidiaries and to the books and records of Game Weaver, Inc. and its Subsidiaries, (b) permit Buyer to make inspections thereof, and (c) cause its officers and its advisors to furnish Buyer with such financial and operating data and other information with respect to the business and properties of Game Weaver, Inc. and its Subsidiaries and to discuss with Buyer and its authorized representatives the affairs of Game Weaver, Inc. and its Subsidiaries, all as Buyer may from time to time reasonably request.

          7.2 Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, Seller shall not solicit or negotiate or enter into any agreement with any other Person with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, Game Weaver, Inc., except for the acquisition of the Shares by Buyer.

          7.3 Publicity. Between the date of this Agreement and the Closing Date, Seller and Buyer shall, and Seller and Buyer shall cause BingoGold.com, Inc., Inc. to, discuss and coordinate with respect to any public filing or announcement or any internal or private announcement (including any general announcement to employees) concerning the contemplated transaction.

          7.4 Confidentiality. Prior to the Closing Date (or at any time if the Closing does not occur) Buyer shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with the transactions contemplated hereby) all non-public information obtained by Buyer pursuant to Section 7.1. Following the Closing, Seller shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with preparing Tax Returns and conducting proceeds relating to Taxes) any nonpublic information relating to BingoGold.com, Inc., Inc. and its Subsidiaries. This Section 7.7 shall not be violated by disclosure pursuant to court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given the other party prior to making any disclosure and the party subject to such requirement cooperates as the other may reasonably request in resisting it. If the
              Closing does not occur, Buyer shall return to Seller, or destroy, all information it shall have
              received from Seller or Game Weaver, Inc..   in
              connection with this Agreement and the
             transactions contemplated hereby, together with
              any copies or summaries thereof or extracts therefrom. Seller and Buyer shall use their best efforts to cause their respective representatives, employees, attorneys, accountants and advisors to whom information is
              disclosed pursuant to Sections 7.1 and 7.6 to comply with the provisions of this Section 7.7.

        8. Conduct of Game Weaver, Inc.'s Business Prior to the Closing.

          8.1 Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, Seller shall cause Game Weaver, Inc. and its Subsidiaries to conduct their businesses in all material respects in the ordinary course.

          8.2 Business Organization. Between the date of this Agreement and the Closing Date, Seller shall use its reasonable efforts, and shall cause Game Weaver, Inc. and each of its Subsidiaries to use its respective reasonable efforts, to (a) preserve substantially intact the business organization of Game Weaver, Inc. and each of its Subsidiaries and keep available the services of the present officers and employees of Game Weaver, Inc. and each of its Subsidiaries, and
              (b) preserve in all material respects the present business relationships and good will of Game
              Weaver, Inc..   and each of its Subsidiaries.

          8.3Corporate Organization. Between the date of this Agreement and the Closing Date, neither Buyer or Seller shall not cause or permit any amendment of the certificate of incorporation or by-laws (or other governing instrument) of Game Weaver, Inc. or any of its Subsidiaries, and shall cause Game
             Weaver, Inc. and each of its Subsidiaries not to:


              (a)issue, sell or otherwise dispose of any of
                 its Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its Equity Securities;

              (b)sell or otherwise dispose of any Equity
                 Securities of Game Weaver, Inc. or any of its Subsidiaries, or create or suffer to be created any Encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any Equity Securities
                 of Game Weaver, Inc..   or any of its
                 Subsidiaries;

              (c)reclassify, split up or otherwise change any
                 of its Equity Securities;

              (d)be party to any merger, consolidation or
                 other business combination;

              (e)sell, lease, license or otherwise dispose of
                 any of its properties or assets (including, but not limited to rights with respect to patents and registered trademarks and copyrights or other proprietary rights), in an amount which is material to the business or financial condition of Game Weaver, Inc.. and its Subsidiaries, taken as a whole, except in the ordinary course of business.



        9. Survival of Representations and Warranties;
           Indemnification.

          9.1 Survival.No representation or warranty contained in this Agreement or in any certificate or document delivered pursuant hereto shall survive the Closing, except for those contained in Sections 5.1, 5.2, 5.3(only as to Seller), 5.10, 6.1, 6.2, 6.3, 6.4(the "Surviving Representations and Warranties ").

          9.2 Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and BingoGold.com, Inc., Inc., and shall reimburse Buyer and BingoGold.com, Inc., Inc. for, any loss, liability, damage or expense (including reasonable attorneys fees) (collectively, "Damages") arising from or in connection with (a) any inaccuracy in any of the Surviving Representations and Warranties of Seller in this Agreement or (b) any failure by Seller to perform or comply with any agreement in this Agreement.

         9.3 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller, and shall reimburse Seller for, any Damages arising from or in connection with (a) any inaccuracy in any of the Surviving Representations and Warranties of Buyer in this Agreement, (b) any failure by Buyer to perform or comply with any agreement in this Agreement, except that after the Closing no claim shall be made with respect to the failure to perform or comply with any agreement required t have been performed or complied with prior to the
              Closing Date, and (c) any payments made by Seller after the Closing pursuant to any guaranty by Seller of any obligation of BingoGold.com, Inc., Inc. or any of its Subsidiaries (other than as contemplated by Section 2.4). Buyer shall use its best efforts to obtain Seller's release from any such guaranties.

        10.  Termination.

              Termination.: This Agreement may be terminated before the Closing occurs only as follows:

              (a)By written agreement of Seller and Buyer at
                 any time.

              (b)By Seller, by notice to Buyer at any time, if
                 one or more of the conditions specified in
                 Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.

              (c)By Buyer, by notice to Seller at any time, if
                 one or more of the conditions specified in
                 Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible.

              (d)By Buyer or Seller, by notice to the other at
                 any time after  2-22-99.

        10.  Effect of Termination.

        If this Agreement is terminated pursuant to Section
       10(a), this Agreement shall terminate without any liability or further obligation of any party to another.

        11.  Notices.

    All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand,
    (b) sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and telecopier numbers set forth below (or to such other addresses, telex numbers and telecopier numbers as a party may designate as to itself by notice to the other parties).

      (a)If to Buyer:                    (b)If to Seller:

       c/o  Shawn F. Hackman, Esq.         ----------------------
            3360 W. Sahara #200            ----------------------
            Las Vegas, NV 89109            ----------------------
            Telecopier No.: 702-732-2253   Telecopier No.:
            Attention: Shawn F. Hackman    Attention:

       12. Miscellaneous.

         12.1  Expenses.Each party shall bear its own
                expenses incident to the preparation,
                negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

          12.2Captions.The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

          12.3No Waiver. The failure of a party to insist
             upon strict adherence to any term of this
              Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
              Any waiver must be in writing.

          12.4Exclusive Agreement; Amendment. This
              Agreement supersedes all prior agreements among
             the parties with respect to its subject matter
              and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated orally.

         12.5Counterparts.This Agreement may be executed
             in two or more counterparts, each of which shall
              be considered an original, but all of which together shall constitute the same instrument.

         12.6 Governing Law. This Agreement and (unless otherwise
             provided) all   amendments hereof and waivers and
consents
            hereunder shall be governed by the internal law of the State of
            Nevada, without regard to the conflicts of law principles
             thereof.

          12.7 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other except that
            Buyer may assign its rights (but not its obligations) under this
             Agreement to its wholly-owned Subsidiary without the consent of
             Seller, provided that, after the Closing, no consent of Seller shall be needed in connection with any merger or consolidation of
             Buyer with or into another entity.

                          BingoGold.com, Inc., Inc.


                          By:/s/Richard D. Wilk
                          Richard D. Wilk, President


                          GameWeaver, Inc..


                           By:/s/Brian W. Ransom
                           Brian W. Ransom





       EX-5.1
           3



                            SHAWN F. HACKMAN, ESQ.
                            SHAWN F. HACKMAN, a P.C.
                      3360 West Sahara Avenue, Suite 200
                            Las Vegas, Nevada  89102
                                (702) 732-2253



 December 10, 1999

 Securities and Exchange Commission
 450 Fifth Street NW
Washington D.C. 20549
 Board of Directors
 Bingogold.com, Inc.

 Pacific Stock Transfer Agency
 Las Vegas, NV  89120

      RE:  Bingogold.com, Inc. S-4 Share Registration

 Ladies and Gentlemen:

      We have acted as counsel to Bingogold.com, Inc., a Nevada Corporation in connection with its Registration
 Statement on Form S-4 relating to the registration of 7,666,667 shares of its common stock (the "Shares"), $.001 par value per share. the shares are issuable in relation to the acquisition of GameWeaver.com, Inc. by Bingogold.com, Inc.

      In our representation we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, Bylaws of the Company and Notice of filing effectiveness dated December 9, 1999.

 Based upon the foregoing, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, that the S-4 was transmitted and receipt of effective filing received on October 1, 1999 and that the Shares, when issued and sold in accordance with the terms of the Exchange, will be validly issued, fully paid, non-assessable and may be issued without restrictive legend pursuant to the registration.
 Sincerely,


 by: /s/ Shawn F. Hackman, Esq.
     Shawn F. Hackman